Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 3 of Apollo Medical Holdings, Inc., of our report dated October 6, 2014 (except for the second paragraph of Note 9 which is as of April 24, 2015), relating to the financial statements of the Southern California Heart Centers, a Medical Corporation, as of and for the years ended December 31, 2013 and 2012, which are contained in that prospectus.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ Macias Gini & O’Connell LLP

Certified Public Accountants

Newport Beach, California

May 6, 2015